EXHIBIT (10)(AC)

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNITS
AWARD COMMITMENT

DATED                         , 20

Harleysville Group Inc. (“Company”), acting by and through the Compensation & Personnel Development Committee of the Board of Directors (“Committee”), makes an award of Restricted Stock Units to                      ("Employee") pursuant to the Harleysville Group Inc. Amended and Restated Equity Incentive Plan ("Plan").  Except as otherwise varied by this Award Commitment, the terms of the Plan are incorporated by reference into, and made a part of, this Award.  All capitalized terms used without definition have the meanings set forth in the Plan.

1.

AWARD OF RESTRICTED STOCK UNITS.  Employee is hereby awarded       Restricted Stock Units (the “Units”), subject to restrictions upon transfer and the forfeiture restrictions (the “Restrictions”), as described in this Award Commitment.  Upon the lapse of the Restrictions, each Unit shall equal one share of Common Stock.

2.

RESTRICTION PERIOD.

(a)

The Restrictions shall lapse on          , 20   (the “Vesting Date”), if the Employee remains continuously employed with the Company until the Vesting Date, subject to earlier vesting as set forth in this Award Commitment.

(b)

The Restrictions shall lapse upon the occurrence, prior to the Vesting Date, of the Employee’s death, Disability or Normal Retirement.

(c)

Upon the Employee’s termination of employment due to Early Retirement, unless the Committee decides otherwise in its sole discretion to increase the number of Units that shall vest, and informs the Employee of such decision within two (2) weeks following the Employee’s termination of employment, the Restrictions shall lapse on the termination date on that proportion of the Units calculated by multiplying the number of Units by a fraction, the numerator of which is the number of full months that have elapsed between the date of this Award and the Employee’s termination date, and the denominator of which is 36.  The Units calculated using such formula shall be rounded down to the nearest whole number.

(d)

The Committee has the authority, as set forth in the Plan, to accelerate the vesting of any of the Units; provided, however, that if the Employee is or becomes eligible for Early Retirement or Normal Retirement during the Restriction Period, Shares shall not be issued at the time of such accelerated vesting, but rather within seventy-four (74) days following the earliest to occur thereafter of the Vesting Date or the Employee’s death, Disability, Early or Normal Retirement; provided, further that if the Employee is or becomes eligible for Early Retirement or Normal Retirement during the Restriction Period and Employee is a “specified employee” within the meaning of Section 409A of the Code, any payment made to the Employee upon Early Retirement, Normal Retirement or Disability shall be made on the first day of the seventh month following such Early Retirement, Normal Retirement or Disability.

3.

FORFEITURE OF UNITS.  If the Employee’s employment terminates for any reason, other than as set forth in paragraph 2(b) or 2(c), prior to the Vesting Date, then, subject

Harleysville Group Inc.
Time-Based Restricted Stock Units Award Commitment

to paragraphs 2(d) and 6, that portion of the Units for which the Restrictions do not lapse under this Award Commitment shall be forfeited.

4.

RESTRICTION UPON TRANSFER.  Until the Restrictions lapse under this Award Commitment, the Units may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered.

5.

LAPSE OF RESTRICTIONS.

(a)

Shares of Common Stock will be issued upon vesting of the Units (the “Shares”).  The issuance may be effected by the issuance of a certificate or on a non certificated basis, through book entry to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Stock is then listed.

(b)

Prior to the issuance of Shares upon vesting, the Employee shall be required to make full payment to the Company of all amounts, which, under federal, state or local law, the Company is required to withhold related to the vesting of the Units.  Such payment can be made in cash or in Common Stock.  If Common Stock is used to satisfy withholding taxes, the Employee can (1) surrender already owned shares of Common Stock in order to pay all applicable withholding taxes, and/or (2) forego delivery of Shares underlying this Award in payment of such withholding taxes, but in such case only up to the minimum amount for federal income tax withholding obligations.  Any Common Stock used for this purpose shall be valued at its Fair Market Value as of the trading day immediately prior to the date of the lapse of Restrictions.  Without limiting the foregoing, to the extent that the Employee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, at the time of vesting of all or part of this Award, the Employee is specifically authorized by the Committee to use Common Stock as payment of all tax withholding obligations in accordance with this subparagraph.

6.

CHANGE IN CONTROL.  In the event of a Change in Control, notwithstanding any other restrictive provisions in this Award Commitment or in the Plan, but subject to the following sentence, all Restrictions on the Units shall lapse immediately.  In the event the Employee is or becomes eligible for Early Retirement or Normal Retirement during the Restriction Period, the acceleration of vesting set forth in this paragraph 6 shall only occur if the Change in Control event is one that constitutes a “change in control” within the meaning of Section 409A of the Code.

7.

PAYMENT.  Subject to paragraph 2(d), payment of a vested Award shall be made promptly after the date the Restrictions lapse, but in no event later than seventy-four (74) days after such date; provided, however, that if the Employee is or becomes eligible for Early Retirement or Normal Retirement during the Restriction Period and the Employee is a “specified employee” under Section 409A of the Code, any payment made to the Employee upon Early Retirement, Normal Retirement or Disability shall be made on the first day of the seventh month following such Early Retirement, Normal Retirement or Disability.

8.

CONFLICT WITH PLAN.  The terms of the Plan, unless varied in this Award Commitment, apply to the Units awarded hereunder.  In the event of a conflict between the provisions of the Plan and a specific provision of this Award Commitment, the provisions of this Award Commitment shall control; provided, however, if the Plan is amended in the future, and the

Harleysville Group Inc.
Time-Based Restricted Stock Units Award Commitment

amendment does not adversely affect the rights of the holder of these Units, the amended terms of the Plan shall apply to the Units, if they remain outstanding.

9.

LIMITATIONS ON RIGHTS AS A STOCKHOLDER.  The Employee shall have no rights as a stockholder with respect to the Units represented by this Award Commitment until the date of the issuance of Shares in book entry or certificated form.

I hereby certify that the foregoing Award with the foregoing terms and conditions has been authorized by the Compensation & Personnel Development Committee of the Board of Directors of Harleysville Group Inc.

HARLEYSVILLE GROUP INC.

BY:
Robert A. Kauffman Senior Vice President, Secretary, General Counsel and Chief Governance Officer

I acknowledge receipt of a copy of this Award Commitment and have read, understand and accept its terms and conditions.

Date:
Employee